EXHIBIT 99.1

                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

For Immediate Release                                            July 14, 2004
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Contact:     Ray Adams
             Chief Financial Officer
             (503) 240 -5223


                          OREGON STEEL MILLS ANNOUNCES
                          CONSTRUCTION OF NEW PIPE MILL

Portland, Oregon, July 14, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE:
OS) announced that its Board of Directors has approved the construction of a spiral weld double submerged arc weld ("DSAW") pipe making facility at or near its Portland, Oregon mill. The project, as approved, would consist of two pipe mills with an annual capacity of approximately 150,000 tons, depending on product mix, capable of producing API certified large diameter line pipe from 20 inches to 60 inches in diameter, in wall thickness of 1/4 inch to 1 inch, and in lengths of up to 80 feet. The approved budget for the project is approximately $35 million and is expected to be completed during the fourth quarter of 2005.

Jim Declusin, the Company's CEO, stated, "The approval of this project is confirmation of our commitment to the large diameter line pipe business. The placing of the new mill in Portland will make us a much more cost effective producer of line pipe as well as enhance our production capability and product offering, which are currently restricted to pipe up to 42 inches in diameter. The combination of our existing pipe mills with their straight seam DSAW capability and the proposed spiral mill will position Oregon Steel to offer both types of pipe making technology to the market that no other single producer in North America has today."

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.